Exhibit 99.1

SCBT Financial Corporation Reports

Net Income Up 14.5% for the First Quarter of 2008;

Strong Asset Quality Prevails

HIGHLIGHTS:

—Earnings

•      Net Income of $6.0 million — Up 14.5%

•      Diluted earnings per share of $0.58 — Up 3.9%

—Strong asset quality

•      NPAs as a percentage of total assets — 0.28%

•      Net charge-offs — 0.09% in 1st Quarter 2008

—Completed the systems conversion of The Scottish Bank, National Association (“TSB”)

COLUMBIA, S.C.—April 17, 2008—SCBT Financial Corporation (NASDAQ: SCBT), the holding company for South Carolina Bank and Trust, National Association, South Carolina Bank and Trust of the Piedmont, National Association, and The Scottish Bank, National Association, today released its unaudited results of operations and other financial information for the three-month period ended March 31, 2008.  The Company produced a 14.5% increase in consolidated net income to $6.0 million, compared to $5.2 million for the first quarter of 2007.  Total assets grew 19.4% to $2.7 billion at March 31, 2008 from March 31, 2007.

First Quarter 2008 Results of Operations

Please refer to the accompanying tables for detailed comparative data on results of operations and financial results.

The Company reported consolidated net income of $6.0 million for the three months ended March 31, 2008 compared to consolidated net income of $5.2 million for the first quarter of 2007, a $753,000 increase, or 14.5%.  The Company had diluted earnings per share of $0.58 and $0.56 for the quarters ended March 31, 2008 and 2007, respectively.

During the first quarter of 2008, SCBT completed the systems conversion of TSB, following the acquisition that occurred on November 30, 2007.

“Our team’s performance in the first quarter was excellent,” said Robert R. Hill, Jr., CEO.  “As we work through one of the toughest banking environments in decades, SCBT continues to perform at a very high level. Our long-term commitment to the fundamentals of banking, strong credit underwriting, a talented team, and the continued resilience of most of our markets are the key reasons for these results.  During the quarter we completed the integration of The Scottish Bank, which has gone very well.  We are now well positioned in the Charlotte MSA with our York County, SC and Charlotte offices.  Our other major growth initiative, Charleston, has also exceeded expectations.  The Federal Reserve continued to cut interest rates significantly during the quarter, and our company has managed through these cuts with minimal impact.  Continued strong credit quality is the strength of our company.  Over the last several quarters we have taken proactive measures to identify problem loans as early as possible.  These steps include in-house and independent review of larger transactions and updating credit scores on all consumer real estate loans. While not immune to the credit cycle, we remain optimistic that our overall credit performance will continue to be solid.”

During the first quarter of 2008, the Company’s average total assets (including TSB’s assets) increased to $2.7 billion, a 20.4% increase over the first quarter of 2007.  Excluding the assets from the acquisition of TSB, total assets grew by 9.5%.  The growth in total assets was supported by growth in total deposits (including TSB’s deposits) of $299.8 million, an increase of 17.5% over the total in the first quarter of 2007.  Excluding the deposits from the acquisition of TSB, deposits grew by 7.6%.  Average earning assets for the quarter increased by $406.3 million, or 19.8%, compared to the first quarter of 2007.  Excluding the average earning assets of TSB for the quarter of $240.9 million, average earning assets grew 8.1%.   The increase in average earning assets also includes a 20.7% increase in average investment securities to $258.5 million.  Excluding the acquisition of TSB, the increase in investment securities was 6.3%, or $13.4 million.

The Company’s annualized return on average assets (ROAA) for the first quarter decreased, due primarily to the acquisition of TSB, to 0.90% compared to 0.96% for the first quarter of 2007.  Compared to the fourth quarter of 2007, ROAA increased 0.04%.  Total shareholders’ equity at March 31, 2008 was $220.0 million, an increase of 32.1% from March 31, 2007.  The increase was primarily related to the acquisition of TSB during the fourth quarter of 2007.  Annualized return on average equity (ROAE) for the quarter was 11.01%, down from 12.87% for the first quarter of 2007, again due to the acquisition of TSB during the fourth quarter of 2007.  Annualized return on average tangible equity (ROATE) for the first quarter decreased to 15.75% from 16.85% for the comparable period in the prior year and increased from 14.53% in the fourth quarter of 2007.

Asset Quality

John C. Pollok, senior executive vice president and CFO, stated, “We continue to benefit from our strong asset quality and disciplined approach our bankers exhibit within the current economic environment.  Our level of NPAs and NPLs should compare favorably within the industry and continue to reflect this core value of SCBT, as evidenced by our low level of NPAs at 36 basis points to period-end loans and repossessed assets for the quarter and 28 basis points in NPAs to total assets for the quarter.”

At March 31, 2008, nonperforming loans totaled $6.9 million, representing 0.32% of period-end loans.  Other real estate owned at the end of the first quarter was $651,000, a modest increase from $490,000 at the end of the fourth quarter 2007 and from $525,000 at the end of the first quarter 2007.  The allowance for loan losses at March 31, 2008 was $27.3 million and represented 1.27% of total period-end loans.  The current allowance for loan losses provides 3.96 times coverage of period-end nonperforming loans.  In the first quarter, net charge-offs were $480,000, or an annualized 0.09% of average loans compared to $495,000, or 0.11% in the same period of 2007, and compared to $728,000, or 0.15% in the linked quarter of 2007.

Loans and Deposits

The Company increased total loans 20.3% since the first quarter of 2007, driven by continued growth in commercial loans.  Core loan growth, which excludes the loans acquired from TSB of $156.2 million, was 11.5% from March 31, 2007.  Total loans outstanding were $2.1 billion at March 31, 2008 compared to $1.8 billion for the comparable period in 2007.  The balance of mortgage loans held for sale increased $10.7 million from the fourth quarter to $28.1 million at March 31, 2008, but was still lower than the balance at March 31, 2007 of $33.9 million.

Deposits increased in most categories even subsequent to our decision to reduce deposit rates during the first quarter in response to the reduction in market rates administered by the Federal Reserve.  Deposits increased by a total of $88.3 million from the end of the year, with the largest growth occurring in small and large denomination certificates of deposit.  Compared to March 31, 2007, deposits increased by $299.8 million, with $168.8 million being attributable to the TSB acquisition.  The Company reduced rates and increased the use of federal funds purchased and FHLB advances.  Total deposits outstanding at the end of the first quarter of 2008 were $2.0 billion, an increase of $299.8 million, or 17.5%, compared to the first quarter of 2007.  When compared to the fourth quarter, total deposits outstanding increased $88.3 million, or 18.3% annualized.  Excluding the deposits acquired from TSB, total deposits increased $131.0 million, or 7.6% from the first quarter of 2007.  Savings account deposit levels increased $41.8 million, or 44.4% from the first quarter of 2007; smaller denomination certificates of deposit increased $48.8 million, or 12.3% from the first quarter of 2007; larger denomination certificates of deposit increased $62.7 million, or 17.1% from the first quarter of 2007; and noninterest-bearing deposits increased $18.8 million, or 6.9%, to $315.6 million from the first quarter of 2007.

Net Interest Income and Margin

Non-taxable equivalent net interest income (before provision for loan losses) was $22.9 million for the first quarter of 2008, up 21.7% from $18.8 million in the comparable period last year.  Tax-equivalent net interest margin increased 2 basis points from the first quarter of 2007 to 3.79%.  Compared to the linked fourth quarter of 2007, tax-equivalent net interest margin decreased 12 basis points from 3.91%.  John C. Pollok, CFO, said, “During the quarter, the Federal Reserve reduced rates dramatically which has resulted in some compression of our net interest margin from year end 2007; however, we have responded quickly by reducing the pricing of our deposit funding sources and have increased our borrowings in FHLB advances in balancing the funding of our assets.  In addition, we experienced some seasonal compression in our net interest margin from increased municipality deposits which require collateralization.”

The Company’s average yield on interest-earning assets decreased 37 basis points while the average rate on interest-bearing liabilities decreased 48 basis points from the first quarter of 2007.  During the first quarter of 2008, the Company’s average total assets increased to $2.7 billion, a 20.4% increase over the first quarter of 2007.  The increase reflected a $355.7 million increase in average total loans to $2.1 billion from the first quarter of 2007, largely the result of the acquisition of TSB late in the fourth quarter of 2007.  The increase in volume of loans at the low current market’s rates and an even more pronounced decrease in rates during the quarter resulted in the average yield on loans falling by 40 basis points compared to the first quarter of 2007.  Average investment securities were $258.5 million at March 31, 2008, or 20.7% higher than the balance in 2007.  The growth in average total assets was supported by growth in average total deposits of $264.2 million, an increase of 15.6% over the average in the first quarter of 2007.

Noninterest Income and Expense

Noninterest income was $7.5 million in the first quarter of 2008, a 13.5% increase from $6.6 million in the comparable period in 2007.  This increase included a $401,000, or 11.8%, increase in service charges on deposit accounts; $179,000, or 18.3%, increase in bankcard services income; a $73,000, or 11.7%, increase in trust and investment services income and a $220,000, or 36.8%, increase in other noninterest income from the comparable period in 2007.  Secondary market mortgage fees increased slightly by $19,000 or 1.9%, due to the overall slowdown within the real estate industry and the industry-wide tightening of credit relative to mortgage lending.  The Company also received a cash payment for the partial redemption of Visa, Inc. shares on March 28, 2008, in connection with Visa, Inc.’s initial public offering.  This resulted in pre-tax income of $253,000 recorded in other noninterest income.  The remaining 9,410 shares that the Company received are restricted for three years and are convertible to Class A shares of Visa, Inc.

Noninterest expense was $20.1 million in the first quarter of 2008, up 18.1% from $17.1 million in the comparable period in 2007.  The increase was driven by $1.8 million, or 19.3%, increase in salaries and employee benefits expense driven by sales volume incentives paid to employees and the addition of TSB employees for a full quarter.  Excluding TSB, salary and benefits were up 11.1% or $1.0 million compared to the first quarter of 2007.  The five locations of TSB and the full quarter impact of these offices are reflected in each line item of noninterest expense.  Advertising and marketing expense increased $313,000, or 51.7%, compared to the first quarter of 2007.  Information services expense increased $181,000, or 18.1%.  Net occupancy expense increased $397,000, or 36.1%.  Furniture and equipment expense increased $137,000, or 9.9%, compared to the first quarter in 2007.  Noninterest expense increased 8.6%, or $1.5 million, excluding TSB, compared to the first quarter of 2007.  The Company incurred approximately $198,000 in merger-related expenses during the quarter which relate to the integration of TSB.

During the first quarter of 2008, the Company reclassified mortgage loan commission costs paid to originators previously recorded as compensation expenses into secondary market mortgage fees to net the two amounts.  The result of these reclassifications for the first quarter and prior periods was to decrease both noninterest revenue and noninterest expense.  The reclassification resulted in an improved (decreased) efficiency ratio ranging from 0.50% to 0.87% for the previous four quarters of 2007, and had no impact on net income or equity in any of the reported periods.

SCBT Financial Corporation is a multi-bank holding company whose subsidiaries are South Carolina Bank and Trust, N.A., South Carolina Bank and Trust of the Piedmont, N.A and The Scottish Bank, N.A.  Through these subsidiaries, SCBT Financial Corporation operates 50 financial centers in 16 South Carolina counties and Mecklenburg County of North Carolina.  The Company has been serving banking needs within the Carolinas for more than 73 years.  The Company offers a full range of retail and commercial banking services, mortgage lending services, trust and investment services, and consumer finance loans.  SCBT Financial Corporation’s common stock is traded on the NASDAQ Global Select MarketSM under the symbol “SCBT.”

For additional information, please visit our website at www.SCBTonline.com.

-----

Statements included in this press release which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 21E of the Securities and Exchange Act of 1934, as amended.  SCBT Financial Corporation cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from forecasted results.  Such risks and uncertainties, include, among others, the following possibilities:  (1) credit risk associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed; (2) interest risk involving the effect of a change in interest rates on both the bank’s earnings and the market value of the portfolio equity; (3) liquidity risk affecting the bank’s ability to meet its obligations when they come due; (4) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (5) transaction risk arising from problems with service or product delivery; (6) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (7) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (8) reputation risk that adversely affects earnings or capital arising from negative public opinion; (9) terrorist activities risk that results in loss of consumer confidence and economic disruptions; and (10) potential deposit attrition, higher than expected costs, customer loss and business disruption associated with the integration of The Scottish Bank, including, without limitation, potential difficulties in maintaining relationships with key personnel and other integration related-matters.

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,		%
EARNINGS SUMMARY (non tax equivalent)	2008	2007	Change
Interest income	$40,534	$35,399	14.5%
Interest expense	17,620	16,566	6.4%
Net interest income	22,914	18,833	21.7%
Provision for loan losses (1)	1,245	782	59.2%
Noninterest income	7,505	6,613	13.5%
Noninterest expense	20,129	17,050	18.1%
Earnings before income taxes	9,045	7,614	18.8%
Provision for income taxes	3,082	2,404	28.2%
Net earnings	$5,963	$5,210	14.5%

Basic weighted average shares	10,100,634	9,177,481	10.1%
Diluted weighted average shares	10,222,387	9,276,896	10.2%

Earnings per share - Basic	$0.59	$0.57	4.0%
Earnings per share - Diluted	$0.58	$0.56	3.9%

Cash dividends declared per common share	$0.17	$0.17	0.0%
Dividend payout ratio	33.67%	31.20%	7.9%

	AVERAGE for Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
BALANCE SHEET HIGHLIGHTS	2008	2007	2007	2007	2007
Mortgage loans held for sale	$23,875	$13,799	$20,024	$30,124	$23,164
Total loans (1)	2,121,814	1,930,938	1,810,332	1,783,715	1,766,128
Total investment securities	258,510	246,931	232,797	227,343	214,229
Intangible assets	65,536	45,501	35,415	35,539	35,688
Earning assets	2,457,341	2,212,948	2,107,966	2,081,623	2,051,044
Total assets	2,655,897	2,379,592	2,265,340	2,237,433	2,205,449
Noninterest bearing deposits	304,537	305,467	289,892	277,500	265,711
Interest bearing deposits	1,650,044	1,529,957	1,501,711	1,452,388	1,424,702
Total deposits	1,954,581	1,835,424	1,791,603	1,729,888	1,690,413
Federal funds purchased and repurchase agreements	310,269	240,897	188,846	197,708	206,450
Other borrowings	158,315	96,610	92,353	122,587	127,240
Shareholders’ equity	217,780	189,506	172,421	168,376	164,147

	AVERAGE for Three Months Ended
	March 31,	March 31,	%
BALANCE SHEET HIGHLIGHTS	2008	2007	Change
Mortgage loans held for sale	$23,875	$23,164	3.1%
Total loans (1)	2,121,814	1,766,128	20.1%
Total investment securities	258,510	214,229	20.7%
Intangible assets	65,536	35,688	83.6%
Earning assets	2,457,341	2,051,044	19.8%
Total assets	2,655,897	2,205,449	20.4%
Noninterest bearing deposits	304,537	265,711	14.6%
Interest bearing deposits	1,650,044	1,424,702	15.8%
Total deposits	1,954,581	1,690,413	15.6%
Federal funds purchased and repurchase agreements	310,269	206,450	50.3%
Other borrowings	158,315	127,240	24.4%
Shareholders’ equity	217,780	164,147	32.7%

	ENDING Balance
	March 31,	December 31,	September 30,	June 30,	March 31,
BALANCE SHEET HIGHLIGHTS	2008	2007	2007	2007	2007
Mortgage loans held for sale	$28,060	$17,351	$13,921	$28,092	$33,868
Total loans (1)	2,144,940	2,083,047	1,842,226	1,806,000	1,783,337
Total investment securities	249,848	258,509	242,890	234,942	219,785
Intangible assets	65,486	65,618	35,372	35,497	35,622
Allowance for loan losses (1)	(27,335)	(26,570)	(23,822)	(23,369)	(22,955)
Premises and equipment	55,966	55,454	52,504	51,182	49,718
Total assets	2,678,248	2,597,183	2,267,243	2,274,951	2,242,500
Noninterest bearing deposits	315,621	315,791	293,388	285,155	273,054
Interest bearing deposits	1,700,608	1,612,098	1,520,454	1,498,114	1,443,345
Total deposits	2,016,229	1,927,889	1,813,842	1,783,269	1,716,399
Federal funds purchased and repurchase agreements	252,178	296,186	172,496	200,989	201,407
Other borrowings	173,340	143,860	88,865	100,882	140,399
Total liabilities	2,458,218	2,382,118	2,091,771	2,105,115	2,075,900
Shareholders’ equity	220,030	215,065	175,472	169,836	166,600

Actual # shares outstanding	10,185,915	10,160,432	9,201,820	9,195,057	9,182,181

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands, except per share data)

	March 31,	December 31,	September 30,	June 30,	March 31,
NONPERFORMING ASSETS (ENDING balance)	2008	2007	2007	2007	2007
Nonaccrual loans	$5,215	$5,353	$4,008	$3,315	$2,821
Other real estate owned	651	490	443	771	525
Accruing loans past due 90 days or more	1,692	985	807	995	1,127
Other nonperforming assets	63	82	237	—	—
Total nonperforming assets	$7,621	$6,910	$5,495	$5,081	$4,473

Total nonperforming assets as a percentage of total loans and OREO (1)	0.36%	0.33%	0.30%	0.28%	0.25%
Total nonperforming assets as a percentage of Total Assets	0.28%	0.27%	0.24%	0.22%	0.20%
NPLs as a percentage of period end loans	0.32%	0.30%	0.26%	0.24%	0.22%

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
ALLOWANCE FOR LOAN LOSSES (1)	2008	2007	2007	2007	2007
Balance at beginning of period	$26,570	$23,822	$23,369	$22,955	$22,668
Allowance from acquisition	—	1,835	—	—	—
Loans charged off	(472)	(623)	(604)	(447)	(498)
Overdrafts charged off	(259)	(377)	(308)	(237)	(231)
Loan recoveries	113	181	116	219	109
Overdraft recoveries	138	91	88	79	125
Net (charge-offs) recoveries	(480)	(728)	(708)	(386)	(495)
Provision for loan losses	1,245	1,641	1,161	800	782
Balance at end of period	$27,335	$26,570	$23,822	$23,369	$22,955

Allowance for loan losses as a percentage of total loans (1)	1.27%	1.28%	1.29%	1.29%	1.29%
Allowance for loan losses as a percentage of nonperforming loans	395.75%	419.22%	494.75%	542.20%	581.41%
Net charge-offs as a percentage of average loans (annualized) (1)	0.09%	0.15%	0.16%	0.09%	0.11%
Provision for loan losses as a percentage of average total loans (annualized) (1)	0.24%	0.34%	0.26%	0.18%	0.18%

	March 31,		December 31,		March 31,
LOAN PORTFOLIO (ENDING balance) (1)	2008	% of Total	2007	% of Total	2007	% of Total
Commercial and industrial	$225,203	10.5%	$245,069	11.8%	$197,077	11.1%
Consumer (non real estate)	110,469	5.2%	117,650	5.7%	129,890	7.3%
Commercial real estate:
Commercial owner-occupied	276,067	12.9%	282,914	13.6%	177,257	9.9%
Commercial non owner-occupied	249,352	11.6%	214,531	10.3%	208,979	11.7%
Commercial construction	124,830	5.8%	132,818	6.4%	77,043	4.3%
Land, land development & investment	294,880	13.8%	248,875	12.0%	212,745	11.9%
Loans to builder/developers	73,764	3.4%	67,270	3.2%	69,639	3.9%
Other	135,823	6.3%	129,015	6.2%	108,236	6.1%
Total commercial real estate	1,154,716	53.8%	1,075,423	51.6%	853,899	47.9%
Consumer residential mortgage	252,994	11.8%	256,609	12.3%	232,922	13.1%
Consumer lots and construction	192,806	9.0%	202,413	9.7%	195,860	11.0%
Firstline	173,927	8.1%	164,104	7.9%	141,788	8.0%
Overdrafts	1,822	0.1%	2,590	0.1%	1,269	0.1%
Other loans	33,054	1.5%	19,434	0.9%	30,652	1.7%
Total loans (gross) (1)	2,144,991	100.0%	2,083,292	100.0%	1,783,357	100.0%
Unearned income	(51)		(245)		(20)
Total loans (net of unearned income) (1)	$2,144,940	100.0%	$2,083,047	100.0%	$1,783,337	100.0%

Mortgage loans held for sale	$28,060		$17,351		$33,868

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
SELECTED RATIOS	2008	2007	2007	2007	2007

Return on average assets (annualized)	0.90%	0.86%	1.00%	1.00%	0.96%

Return on average equity (annualized)	11.01%	10.76%	13.13%	13.27%	12.87%

Return on average tangible equity (annualized)	15.75%	14.53%	16.70%	16.93%	16.85%

Net interest margin (tax equivalent)	3.79%	3.91%	3.89%	3.85%	3.77%

Efficiency ratio (tax equivalent) (a)	65.66%	65.42%	64.16%	65.34%	66.42%

End of period book value per common share	$21.60	$21.17	$19.07	$18.47	$18.14

End of period tangible book value per common share	$15.17	$14.71	$15.23	$14.61	$14.26

End of period # shares	10,185,915	10,160,432	9,201,820	9,195,057	9,182,181

End of period Equity-to-Assets	8.22%	8.28%	7.74%	7.47%	7.43%

End of period Tangible Equity-to-Tangible Assets	5.91%	5.90%	6.28%	6.00%	5.93%

(a) - During the first quarter of 2008, the Company reclassified mortgage loan commission costs paid to originators previously recorded as compensation expenses into secondary market mortgage fees to net the two amounts.  The reclassification resulted in an improved (decreased) efficiency ratio ranging from 0.50% to 0.87% for the previous four quarters of 2007, and had no impact on net income or equity in any of the reported periods.

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands)

	Three Months Ended
	March 31, 2008			March 31, 2007
YIELD ANALYSIS	Average Balance	Interest Earned/Paid	Average Yield/Rate	Average Balance	Interest Earned/Paid	Average Yield/Rate
Interest-Earning Assets:
Federal funds sold, reverse repo, and time deposits	$53,142	$421	3.19%	47,523	$619	5.28%
Investment securities (taxable)	219,865	2,900	5.30%	187,258	2,317	5.02%
Investment securities (tax-exempt)	38,645	428	4.45%	26,971	329	4.95%
Mortgage loans held for sale	23,875	400	6.74%	23,164	339	5.94%
Loans (1)	2,121,814	36,385	6.90%	1,766,128	31,795	7.30%
Total Interest-earning assets	2,457,341	40,534	6.63%	2,051,044	35,399	7.00%

Noninterest-Earning Assets:
Cash and due from banks	54,835			47,997
Other assets	170,674			129,119
Allowance for loan losses	(26,953)			(22,711)
Total noninterest-earning assets	198,556			154,405

Total Assets	$2,655,897			$2,205,449

Interest-Bearing Liabilities:
Transaction and money market accounts	$575,753	$2,108	1.47%	$567,787	$3,011	2.15%
Savings deposits	136,981	564	1.66%	80,712	190	0.95%
Certificates and other time deposits	937,310	10,774	4.62%	776,203	9,291	4.85%
Federal funds purchased and repo.	310,269	2,327	3.02%	206,450	2,305	4.53%
Other borrowings	158,315	1,847	4.69%	127,240	1,769	5.64%
Total interest-bearing liabilities	2,118,628	17,620	3.34%	1,758,392	16,566	3.82%

Noninterest-Bearing Liabilities:
Demand deposits	304,537			265,711
Other liabilities	14,952			17,199
Total noninterest-bearing liabilities (“Non-IBL”)	319,489			282,910
Shareholders’ equity	217,780			164,147
Total Non-IBL and shareholders’ equity	537,269			447,057

Total liabilities and shareholders’ equity	$2,655,897			$2,205,449

Net interest income and margin (NON-TAX EQUIV.)		$22,914	3.75%		$18,833	3.72%
Net interest margin (TAX EQUIVALENT)			3.79%			3.77%

	Three Months Ended
	March 31,		%
	2008	2007	Change
NONINTEREST INCOME & EXPENSE	$3,805	$3,404	11.8%
Noninterest income:	1,030	1,011	1.9%
Service charges on deposit accounts	1,156	977	18.3%
Secondary market mortgage fees (2)	696	623	11.7%
Bankcard services income	818	598	36.8%
Trust and investment services income	$7,505	$6,613	13.5%
Other (3)
Total noninterest income	$11,221	$9,402	19.3%
Noninterest expense:	1,498	1,101	36.1%
Salaries and employee benefits (2)	1,517	1,380	9.9%
Net occupancy expense	1,179	998	18.1%
Furniture and equipment expense	919	606	51.7%
Information services expense	620	586	5.8%
Advertising and marketing	534	484	10.3%
Business development and staff related	144	127	13.4%
Professional fees	2,497	2,366	5.5%
Amortization of CDI	$20,129	$17,050	18.1%
Other
Total noninterest expense

Notes:

(1) Loan data excludes mortgage loans held for sale.

(2) To conform to the current quarter’s presentation, mortgage loan commission costs paid to originators previously reported in salaries and employee benefits expense have been reclassified to net with secondary market mortgage fees income. The reclassification had no impact on net income or equity in any of the reported periods.

(3) Other noninterest income includes $253,000 in a partial redemption of Visa Class B shares in a cash payment on March 28, 2008.